UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2010

ARROW ELECTRONICS, INC.
(Exact Name of Registrant as Specified in Charter)

NEW YORK	1-4482	11-1806155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 MARCUS DRIVE, MELVILLE, NEW YORK  11747
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (631) 847-2000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.         Submission of Matters to a Vote of Security Holders

The annual meeting of shareholders of Arrow Electronics, Inc. (the “Company”) was held on May 4, 2010. The proposals are described in the Company’s Proxy Statement in connection with the 2010 Annual Meeting of Shareholders. As of the record date, there were a total of 121,423,841 shares of common stock outstanding and entitled to vote at the annual meeting. At the annual meeting 108,514,195 shares of common stock were represented in person or by proxy.  Therefore, a quorum was present.

Proposal 1 — Election of Directors

The number of directors is fixed at ten and the following persons were nominated to serve, and were elected, as directors of the Company. The voting results for each nominee were as follows:

Board Member	For	Withheld	Broker Non-votes
Daniel W. Duval	101,779,429	1,761,129	4,973,637
Gail E. Hamilton	102,458,755	1,081,803	4,973,637
John N. Hanson	101,782,590	1,757,968	4,973,637
Richard S. Hill	101,807,949	1,732,609	4,973,637
M.F. (Fran) Keeth	103,368,729	171,829	4,973,637
Roger King	102,664,717	875,841	4,973,637
Michael J. Long	102,060,012	1,480,546	4,973,637
Stephen C. Patrick	101,833,337	1,707,221	4,973,637
Barry W. Perry	102,828,369	712,189	4,973,637
John C. Waddell	64,464,309	39,076,249	4,973,637

Proposal  2 —  The ratification of the appointment of  Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010

The shareholders were asked to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. The appointment was ratified with 107,965,136 shares voting for, 517,493 shares voting against, and 31,566 shares abstaining.

Proposal 3 – Proposal to Re-approve and Amend the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan

The shareholders were asked to re-approve and amend the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan.  The amendments included an increase in the number of shares that can be issued under the plan.  The proposal was passed by the shareholders with 95,179,041 shares in favor, 7,396,930 shares against, 964,587 shares abstaining, and 4,973,637 broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARROW ELECTRONICS, INC.

Date:	May 5, 2010	By:	/s/ Peter S. Brown
			Name:	Peter S. Brown
			Title:	Senior Vice President